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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

DEMANDTEC, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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DEMANDTEC, INC.
One Franklin Parkway, Building 910
San Mateo, CA 94403

June 24, 2011

Dear Stockholder:

        I am pleased to invite you to attend DemandTec, Inc.'s 2011 Annual Meeting of Stockholders, to be held on Wednesday, August 3, 2011 at DemandTec's Corporate Headquarters, One Franklin Parkway, Building 910, San Mateo, California, 94403. The meeting will begin promptly at 11:00 a.m., local time. If you wish to attend the meeting to vote in person and need directions, please contact DemandTec Investor Relations at (650) 645-7103 or investorrelations@demandtec.com.

        Enclosed are the following:

  •
  our Notice of Annual Meeting of Stockholders and Proxy Statement for 2011;

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  our Annual Report on Form 10-K for fiscal year 2011; and

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  a proxy card with a return envelope to record your vote.

        Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

        Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

        On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

DANIEL R. FISHBACK President and Chief Executive Officer

One Franklin Parkway, Building 910
San Mateo, CA 94403

T 650.645.7100 F 650.645.7400
 www.demandtec.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet, or date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that your shares may be voted.

DEMANDTEC, INC.
One Franklin Parkway, Building 910
San Mateo, CA 94403

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 3, 2011

Dear Stockholder:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of DemandTec, Inc., a Delaware corporation (the "Company"). The meeting will be held on Wednesday, August 3, 2011 at 11:00 a.m. local time at DemandTec's Corporate Headquarters, One Franklin Parkway, Building 910, San Mateo, California, 94403 for the following purposes:

          1.     To elect two (2) members of the Board of Directors to serve until the 2014 annual meeting of stockholders of the Company or until such persons' successors have been duly elected and qualified.

          2.     To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 29, 2012.

          3.     To conduct an advisory vote on compensation of our named executive officers.

          4.     To conduct an advisory vote on the frequency of conducting an advisory vote on compensation of our named executive officers.

          5.     To transact any other business properly brought before the meeting or any adjournment thereof.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the 2011 Annual Meeting is June 13, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

MICHAEL J. MCADAM General Counsel and Corporate Secretary

San Mateo, California
June 24, 2011

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 3, 2011.
The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/24802R

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DEMANDTEC, INC.
One Franklin Parkway, Building 910
San Mateo, CA 94403

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 3, 2011 at 11:00 a.m., local time

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the "Board of Directors" or the "Board") of DemandTec, Inc. (sometimes referred to as "we," the "Company" or "DemandTec") is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

        The Company intends to commence mailing to all stockholders of record entitled to vote at the Annual Meeting and to post on the Internet at https://materials.proxyvote.com/24802R our Annual Report on Form 10-K, this Proxy Statement and accompanying proxy card on or about June 24, 2011.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on June 13, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 32,546,076 shares of Company common stock ("Common Stock") outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

        If on June 13, 2011 your shares were registered directly in your name with DemandTec's transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on June 13, 2011 your shares were held in an account at a broker, bank or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your bank or broker. Many organizations enable beneficial owners to give voting instructions via telephone or the Internet as well as in writing. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

 What am I voting on?

        There are four matters scheduled for a vote:

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  Proposal No. 1:  Election of two (2) members of the Board of Directors to serve as Class I directors until the Company's 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

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  Proposal No. 2:  Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending February 29, 2012.

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  Proposal No. 3:  Advisory vote on the compensation of our named executive officers. Even though your vote is advisory and therefore will not be binding on the Company, the Board's Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

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  Proposal No. 4:  Advisory vote on the frequency of conducting an advisory vote on the compensation of our named executive officers. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on compensation of our named executive officers.

How do I vote?

        For Proposal 1, you may either vote "For" or "Against" each nominee to the Board of Directors or you may abstain from voting. For Proposals 2 and 3, you may vote "For" or "Against" or abstain from voting. For Proposal 4, you may vote for "1 Year," "2 Years" or "3 Years" or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

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  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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  To vote on the Internet, please follow the instructions provided on your proxy card.

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  To vote by telephone, please follow the instructions provided on your proxy card.

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  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

        We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        See "Who can vote at the Annual Meeting?—Beneficial Owner: Shares Registered in the Name of a Broker or Bank" for voting instructions if you beneficially own shares held in street name.

 How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of Common Stock you own as of June 13, 2011.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of each of the two nominees for director, "For" ratification of Ernst & Young LLP as our independent registered public accounting firm, "For" advisory approval of compensation of our named executive officers, and for a vote on the frequency of conducting an advisory vote on compensation of our named executive officers every "1 Year." If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        DemandTec will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, DemandTec's directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. DemandTec may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

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  You may submit another properly completed proxy card with a later date.

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  You may vote again on a later date via the Internet or by telephone.

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  You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at DemandTec, Inc., One Franklin Parkway, Building 910, San Mateo, California 94403.

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  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

What is the effect of abstentions and broker non-votes?

        For purposes of Proposal 1, "Abstain" votes will have no effect and will not be counted towards the vote total. For purposes of Proposals 2 and 3, "Abstain" votes will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. For purposes of Proposal 4, abstentions will not be counted as having been voted.

        If your shares are held by your broker, bank or other similar organization as your nominee (that is, in "street name"), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter, including the election of directors, without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum would have otherwise been obtained.

What is the voting standard for the election of directors?

        On May 31, 2011, DemandTec adopted Amended and Restated Bylaws ("Bylaws") which provide for a majority voting standard in uncontested elections of directors. An "uncontested election" is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at the Annual Meeting is an "uncontested election," and as such, the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast "For" such nominee's election must exceed the votes cast "Against" such nominee's election; if the votes cast "For" such nominee's election fail to exceed the votes cast "Against" such nominee's election, then such nominee will not be duly elected to the Board.

        Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a "holdover director" until his or her successor is elected and qualified or until his or her earlier resignation or removal. To address this situation, each incumbent nominee has tendered his or her contingent resignation in advance. If any such incumbent nominee is not elected at an annual meeting and no successor has been elected at the meeting, the Board shall act on such contingent resignation after considering the recommendation of the Nominating/Corporate Governance Committee of whether to accept or reject such resignation, and will publicly announce its decision. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation. The Nominating/Corporate Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board of Directors declines to accept a director's resignation, that director will continue to serve on the Board of Directors until his or her successor is elected and qualified, or until the director's earlier resignation or removal. If the Board of Directors accepts a director's resignation, then the Board may fill any resulting vacancy by majority vote of the remaining directors in accordance with our Bylaws.

How many votes are needed to approve each proposal?

        Proposal No. 1.    In order for a nominee to be elected, the votes cast "For" such nominee's election must exceed the votes cast "Against" such nominee's election. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will not be counted toward a nominee's total.

        Proposal No. 2.    Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending February 29, 2012 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an "Against" vote. Broker non-votes will not be counted as having been voted on the proposal.

        Proposal No. 3.    Advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an "Against" vote. Broker non-votes will not be counted as having been voted on the proposal.

        Proposal No. 4.    Stockholders may cast their votes by choosing the option of "1 Year," "2 Years," "3 Years," or "Abstain" in response to the advisory vote on the frequency of an advisory vote on the compensation of our named executive officers. The option that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers will be deemed the choice of the stockholders. Abstentions will not be counted as having been voted on the proposal.

What are the Board's voting recommendations?

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  Proposal No. 1:  "For" each of the nominees to the Board of Directors.

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  Proposal No. 2:  "For" ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending February 29, 2012.

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  Proposal No. 3:  "For" approval of the advisory vote on the compensation of our named executive officers.

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  Proposal No. 4:  "1 Year" for the frequency of conducting an advisory vote on the compensation of our named executive officers.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 32,546,076 shares of Common Stock outstanding and entitled to vote. Thus 16,273,039 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2012 Annual Meeting of Stockholders?

        To be included in our Proxy Statement for the 2012 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as provided below, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than February 25, 2012, or one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first commenced mailing our proxy statement to stockholders in connection with this year's Annual Meeting.

How can stockholders submit proposals to be raised at the 2012 Annual Meeting of Stockholders that will not be included in our Proxy Statement for the 2012 Annual Meeting of Stockholders?

        To be raised at the 2012 annual meeting of stockholders, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the 2012 annual meeting of stockholders. Except as provided below, a stockholder's notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date of the preceding year's annual meeting of stockholders. Since the 2011 Annual Meeting will be held on August 3, 2011, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than May 20, 2012 and no later than June 19, 2012, in order to be raised at our 2012 annual meeting of stockholders.

What if the date of the 2012 Annual Meeting of Stockholders changes by more than 30 days from the anniversary of this year's Annual Meeting?

        Under Rule 14a-8 of the Exchange Act, if the date of the 2012 annual meeting of stockholders changes by more than 30 days from the anniversary of this year's Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made. Under our Bylaws, for stockholder proposals that will not be included in our Proxy Statement, notice of such proposal must be received no later than the close of business on the later of (i) the 90th day prior to the 2012 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the meeting is first made.

Does a stockholder proposal require specific information?

        With respect to a stockholder's nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.demandtec.com in the Investor Relations section.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's restated certificate of incorporation (the "Charter") and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. DemandTec currently has authorized seven directors. The class of directors standing for election at the Annual Meeting currently consists of two directors. Two directors will be elected at the Annual Meeting to serve until the 2014 annual meeting of stockholders of DemandTec or until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a "Nominee"), their ages as of June 13, 2011, their positions and offices held with DemandTec and certain biographical information are set forth below.

        The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. Each Nominee will be duly elected directors of DemandTec if the number of votes cast for such Nominee exceeds the number of votes cast against such Nominee. For further information about how votes will be counted, please refer above to the sections entitled "How many votes are needed to approve each proposal" and "What is the voting standard for the election of directors."

Information Regarding the Nominees

Name	Age	Positions and Offices Held with the Company
Ronald R. Baker	67	Director
Linda Fayne Levinson	69	Director

        Ronald R. Baker has been a member of our Board of Directors since December 2007. Mr. Baker has been an independent business consultant since January 2003. From January 1997 to December 2002, Mr. Baker served as Senior Vice President of Logistics for Nestlé USA. Prior to that time, from 1980 to January 1997, Mr. Baker held numerous other positions with Nestlé, including most recently as Chief Financial Officer of Nestlé UK from 1993 to 1997 and as Information Technology Director of Nestlé UK from 1991 to 1993. In addition, Mr. Baker has held various senior management positions in the electrical equipment manufacturing industry. We believe Mr. Baker's extended tenure with Nestlé, as well as his significant information technology responsibilities both during and prior to his employment with Nestlé, enables him to bring extensive management and technology experience, as well as specialized consumer products industry expertise to our Board. Mr. Baker holds a B.S. in Economics from Marquette University. Mr. Baker currently serves on the boards of directors of two private entities.

        Linda Fayne Levinson has been a member of our Board of Directors since June 2005. She served as both Chair and Interim Chief Executive Officer of Connexus Corporation (formerly Vendare Media Corporation), an online media and marketing company, from February 2006 through July 2006. From 1997 to December 2004, Ms. Levinson was a partner at GRP Partners, a venture capital fund investing in start-up and early-stage retail and electronic commerce companies. From 1994 to 1997, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm. Ms. Levinson has also served as an executive with Creative Artists Agency Inc., as a partner in the merchant banking operations of Alfred Checchi Associates, Inc., as a Senior Vice President of American Express and as a Partner at McKinsey & Co. Ms. Levinson brings substantial knowledge of executive compensation matters and significant public company experience to our Board. Additionally, we believe Ms. Levinson's strategic experience as a partner at McKinsey & Co., her investment experience at GRP

Partners and her leadership and management experience as an executive at Connexus and American Express each enable her to bring valuable perspectives to our Board. Ms. Levinson holds an A.B. in Russian Studies from Barnard College, an M.A. in Russian Literature from Harvard University and an M.B.A. from the NYU Stern School of Business. Ms. Levinson currently serves as the Independent Lead Director of the board of directors of NCR Corporation and as a member of the boards of directors of Ingram Micro Inc., Jacobs Engineering Group, Inc. and Western Union, Inc. In the past five years, Ms. Levinson served as the Non-Executive Chair of Connexus Corporation.

The Board Of Directors Recommends A Vote "FOR" Each Named Nominee.

 Information Regarding Other Directors Continuing in Office

        Set forth below is information regarding each of the continuing directors of DemandTec, including his age as of June 13, 2011, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors—Term Ending in 2012

        Victor L. Lund, age 63, has been a member of our Board of Directors since April 2005, and has been Chair of our Board of Directors since December 2006. From March 2005 through February 2011, Mr. Lund served as a member of the board of directors of Del Monte Foods Company and from May 2002 to December 2004, Mr. Lund served as Chair of the board of directors of Mariner Health Care, Inc., a long-term health care services company. From June 1999 to June 2002, Mr. Lund served as Vice Chairman of Albertson's, Inc., a food and drug retailer. From 1992 until its acquisition by Albertson's in June 1999, Mr. Lund served as Chief Executive Officer of American Stores Company. Mr. Lund was also President of American Stores Company from 1992 to 1995 and Chair of the board of directors of American Stores Company from 1995 until June 1999. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. We believe Mr. Lund provides our Board with deep retail industry expertise as a former executive in that industry. Additionally, Mr. Lund's managerial expertise and broad public company board experience provide valuable insights to the Board with respect to management, leadership and corporate governance. Mr. Lund holds a B.A. in Accounting and an M.B.A. from the University of Utah. Mr. Lund currently serves as a member of the boards of directors of Service Corporation International, Teradata Corporation and several private companies. In the past five years, Mr. Lund has also served on the boards of directors Del Monte Foods Company, Delta Air Lines, Inc., Borders Group Inc. and NCR Corporation.

        Joshua W.R. Pickus, age 50, has been a member of our Board of Directors since March 2007. Mr. Pickus has served as President and Chief Executive Officer of Support.com, a consumer technology services and software company, since April 2006. Prior to that time, Mr. Pickus was Senior Vice President and General Manager of the Clarity Division at Computer Associates, Inc., an IT management software company, from August 2005 until April 2006. From November 2002 until August 2005, Mr. Pickus served as President and Chief Executive Officer of Niku Corporation (acquired by Computer Associates), a software company, and as the Chair of the board of directors of Niku from February 2003 until August 2005. From February 2001 to November 2002, Mr. Pickus served as Chief Financial Officer of Niku and, from November 1999 to January 2001, Mr. Pickus served as President of Vertical Markets for Niku. Prior to joining Niku, Mr. Pickus was a partner in the private equity group at Bowman Capital Management, a technology investment firm, and a partner at Venture Law Group, a Silicon Valley law firm. We believe Mr. Pickus, as CEO of Support.com, a public company, brings valuable operational and management experience to our Board. Additionally, he provides a unique perspective on corporate governance and other matters through his training as an attorney, his experience as CFO of Niku and his investment expertise as a partner at Bowman Capital Management. Mr. Pickus holds an A.B. in Public and International Affairs from Princeton University and a J.D. from the University of Chicago Law School. Mr. Pickus currently serves as a member of the board of directors of Support.com, Inc. In the past five years, Mr. Pickus also served on the board of directors of Child Family Health International.

Continuing Directors—Term Ending in 2013

        Ronald E.F. Codd, age 55, has been a member of our Board of Directors since March 2007. Mr. Codd has been an independent business consultant since April 2002 and currently serves as an adjunct Professor of Accounting for graduate-level accounting courses at Golden Gate University. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. We believe Mr. Codd's experience at Momentum and at PeopleSoft enables him to bring substantial financial and accounting expertise and significant experience in the high-technology industry to the Board. In addition, Mr. Codd has been on the boards of directors of numerous public and private companies, enabling him to provide valuable insights regarding management and operations to our Board. Mr. Codd holds a B.S. in Accounting from the University of California at Berkeley and an M.M. from the Kellogg Graduate School of Management at Northwestern University. Mr. Codd currently serves on the boards of directors of two privately held companies. In the past five years, Mr. Codd has also served on the boards of directors of Agile Software Corporation, Data Domain, Inc., EarthRenew Corporation and Interwoven, Inc.

        Daniel R. Fishback, age 50, has been a member of our Board of Directors and has served as our President and Chief Executive Officer since June 2001. From January 2000 to March 2001, Mr. Fishback served as Vice President of Channels for Ariba, Inc., a provider of solutions to help companies manage their corporate spending. Mr. Fishback's experience also includes senior executive positions at Trading Dynamics, Inc. (prior to its acquisition by Ariba in January 2000) and Hyperion Solutions Corporation. We believe it is appropriate and desirable for our Chief Executive Officer to serve on our Board. Additionally, we believe Mr. Fishback's leadership skills, developed as an executive of several companies in the software industry, provide our Board with useful insights with respect to management and operations. Mr. Fishback holds a B.A. in Business Administration from the University of Minnesota. Mr. Fishback currently serves as a member of the board of directors of SPS Commerce, Inc. In the past five years, Mr. Fishback has also served on the board of directors of CorVu Corporation.

        Charles J. Robel, age 62, has been a member of our Board of Directors since September 2006. Mr. Robel served as Chairman of the board of directors of McAfee, Inc. from October 2006 to February 2011. Mr. Robel has been a private investor since December 2005. From June 2000 to December 2005, Mr. Robel was a Managing Member and Chief of Operations for Hummer Winblad Venture Partners, a venture capital firm. From 1995 to 2000, Mr. Robel led the High Technology Transaction Services Group of PricewaterhouseCoopers LLP in Silicon Valley and, from 1985 to 1995, Mr. Robel served as the partner in charge of the Software Industry Group at PricewaterhouseCoopers. We believe Mr. Robel's extensive accounting and financial experience and significant technology knowledge from his experiences at Hummer Winblad Venture Partners and PricewaterhouseCoopers enable him to bring valuable insights to the Board. Additionally, Mr. Robel's service on the boards of directors of other public companies gives him a strong understanding of his role as a member of our Board and enables him to provide essential strategic and corporate governance leadership to the Board. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel currently serves as the Lead Director of Informatica Corp. and as a member of the boards of directors of Autodesk, Inc. and several private companies. In the past five years, Mr. Robel has also served on the boards of directors Adaptec, Inc., Borland Software Corporation and McAfee Inc.

 CORPORATE GOVERNANCE

Independence of the Board of Directors

        The Board of Directors is currently composed of seven members. Ms. Levinson and Messrs. Baker, Codd, Lund, Pickus and Robel qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities as they may relate to us and our management. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation or removal.

Board Leadership Structure

        We currently have separate individuals serving as Chairman of our Board of Directors and as our principal executive officer. Mr. Lund has served as Chairman of our Board of Directors since December 2006 and Mr. Fishback has served as our President and Chief Executive Officer since June 2001. Although our Corporate Governance Guidelines do not include a policy on whether the positions of Chairman and Chief Executive Officer should be separate, the Board believes the separation of these positions has served our company well and intends to maintain this separation where appropriate and practicable. Because we have separate individuals serving as Chairman of our Board of Directors and as our principal executive officer, we do not have a lead independent director because the responsibilities of a lead independent director are discharged by the Chairman of our Board of Directors.

Risk Oversight Management

        Risk is inherent with every business and we face a number of risks, including strategic, financial, operational, legal/compliance and reputational risks. Our management is responsible for the day-to-day management of the risks that we face. Our Board of Directors as a whole has responsibility for the oversight of enterprise risk management, with the oversight of certain risk areas delegated to board committees. For instance, our Compensation Committee is responsible for assessing risks associated with our compensation programs, and our Audit Committee is responsible for overseeing management of certain financial and regulatory risk areas. The Board's oversight role is supported by management reporting processes that are designed to provide the Board and committees visibility into the identification, assessment, and management of critical risks.

Information Regarding the Board of Directors and its Committees

        Our independent directors meet in executive sessions at which only independent directors are present after regularly scheduled Board of Directors meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The

following table provides membership information for each of the Board committees during the fiscal year ended February 28, 2011:

Name	Audit		Compensation		Nominating/Corporate Governance
Ronald R. Baker	X		X
Ronald E.F. Codd	X
Daniel R. Fishback
Linda Fayne Levinson			X	*
Victor L. Lund			X		X	*
Joshua W.R. Pickus					X
Charles J. Robel	X	*

*
Denotes committee chairperson

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to DemandTec. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.demandtec.com in the Investor Relations section.

Audit Committee

        The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and procedures and the adequacy and effectiveness of our internal control over financial reporting. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our code of business conduct, for the confidential, anonymous submission by our employees of concerns regarding these matters, and for overseeing risk in the areas of finance and accounting. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee also is responsible for reviewing and approving all related person transactions in accordance with our related person transactions approval policy.

        The current members of the Audit Committee are Messrs. Baker, Codd and Robel, each of whom is independent for Audit Committee purposes under the rules and regulations of the Securities and Exchange Commission (the "SEC") and the listing standards of Nasdaq. Mr. Robel chairs the Audit Committee. The Audit Committee met eight times during the fiscal year ended February 28, 2011.

        The Board of Directors has determined that each of Messrs. Baker, Codd and Robel is an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on each of Messrs. Baker, Codd and Robel any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

 Compensation Committee

        The Compensation Committee of our Board of Directors has primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Specific responsibilities of our Compensation Committee include, among other things, evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer's compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters, and oversees risk in the areas of compensation policies and programs.

        The current members of our Compensation Committee are Ms. Levinson and Messrs. Lund and Baker. Ms. Levinson chairs the Compensation Committee. Each of Ms. Levinson and Messrs. Lund and Baker is an "independent director" under the applicable rules and regulations of Nasdaq, a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, and an "outside director," as that term is defined under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met twelve times during the fiscal year ended February 28, 2011.

        Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee's deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

        The Compensation Committee has retained Frederic W. Cook & Co. as its independent compensation consultant. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. The consultant is engaged solely by the Compensation Committee and does not provide any services directly to the Company or its management.

        The Compensation Committee has assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors currently consists of Ms. Levinson and Messrs. Baker and Lund. None of these individuals was at any time during the fiscal year ended February 28, 2011, or at any other time, an officer or employee of the Company. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations regarding nominees to the Board of Directors, and evaluates the performance of the Board of Directors and individual directors on an annual basis. The Nominating/Corporate Governance

Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices, making recommendations to the Board of Directors concerning corporate governance matters, and overseeing risks in the areas of corporate governance.

        The current members of our Nominating/Corporate Governance Committee are Messrs. Lund and Pickus, each of whom is independent under the listing standards of Nasdaq. Mr. Lund chairs the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met three times during the fiscal year ended February 28, 2011.

        The Nominating/Corporate Governance Committee believes that members of the Board of Directors should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other guidelines and various and relevant career experience, relevant skills, such as an understanding of the retail and consumer products industries, financial expertise, diversity and local and community ties. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Nominating/Corporate Governance Committee considers in conducting its assessment of director nominees. We view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide the Company and its strategic direction. Candidates for director nominees are reviewed in the context of the current make-up of the Board of Directors. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board of Directors.

        In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee also reviews such directors' overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors' independence.

        The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, pursuant to the Company's Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and should include:

  •
  To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

  •
  The director candidate's written consent to (A) if selected, be named in the Company's proxy statement and proxy and (B) if elected, serve on the Board of Directors; and

  •
  Any other information that such stockholder believes is relevant in considering the director candidate.

Meetings of the Board of Directors

        The Board of Directors met nine times during the fiscal year ended February 28, 2011. During the fiscal year ended February 28, 2011, each director then in office attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Code of Business Conduct

        The Board of Directors has adopted a code of business conduct. The code of business conduct applies to all of our employees, officers and directors. The full text of our code of business conduct is posted on our website at www.demandtec.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, at the same location on our website identified above and also in public filings.

Stockholder Communications With the Board of Directors

        Stockholders may communicate with our Board of Directors, either generally or with a particular director, by writing to the following address:

    The Board of Directors
    c/o General Counsel
    DemandTec, Inc.
    One Franklin Parkway, Building 910
    San Mateo, CA 94403

        Each such communication should set forth (i) the name and address of such stockholder, as they appear on the Company's books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of the Company's stock that are owned of record by such record holder and beneficially by such beneficial owner.

        The person receiving such stockholder communication shall, in consultation with appropriate members of the Board of Directors as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board of Directors and the Company.

Attendance at Annual Meeting of Stockholders by the Board of Directors

        We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders. Directors are encouraged, but not required, to attend the annual meeting of stockholders. All of our directors attended our 2010 Annual Meeting of Stockholders in person.

 Compensation of Directors

        The following table sets forth the total compensation earned by each person who served as a director during the fiscal year ended February 28, 2011, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Ronald R. Baker(3)	$40,000	$79,997	$119,997
Ronald E.F. Codd(4)	35,000	79,997	114,997
Linda Fayne Levinson(5)	35,000	79,997	114,997
Victor L. Lund(6)	35,000	159,994	194,994
Joshua W.R. Pickus(7)	27,500	79,997	107,497
Charles J. Robel(8)	45,000	79,997	124,997

(1)
During fiscal 2011: (i) each of our non-employee directors received a cash retainer of $6,250 per quarter, (ii) Mr. Robel received an additional cash retainer of $5,000 per quarter in connection with his service as chair of the Audit Committee, (iii) Messrs. Baker and Codd received an additional cash retainer of $2,500 per quarter in connection with their service as members of our Audit Committee, (iv) Ms. Levinson received an additional cash retainer of $2,500 per quarter in connection with her service as chair of the Compensation Committee, (v) Messrs. Baker and Lund received an additional cash retainer of $1,250 per quarter in connection with their service as members of our Compensation Committee, (vi) Mr. Lund received an additional cash retainer of $1,250 per quarter in connection with his service as chair of the Nominating/Corporate Governance Committee, and (vii) Mr. Pickus received an additional cash retainer of $625 per quarter in connection with his service as a member of our Nominating/Corporate Governance Committee.

(2)
The amounts in this column represent the aggregate grant date fair value of stock unit awards granted to the director during fiscal 2011, computed in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the trading day immediately preceding the date of grant. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 21, 2011 for a discussion of all assumptions we made in determining the grant date fair value of our equity awards.

(3)
On August 4, 2010, Mr. Baker was granted 11,331 restricted stock units pursuant to our compensation program for non-employee directors described below. As of February 28, 2011, Mr. Baker held outstanding options to purchase 55,625 shares of our common stock, and 11,331 outstanding restricted stock units.

(4)
On August 4, 2010, Mr. Codd was granted 11,331 restricted stock units pursuant to our compensation program for non-employee directors described below. As of February 28, 2011, Mr. Codd held outstanding options to purchase 120,000 shares of our common stock, and 11,331 outstanding restricted stock units.

(5)
On August 4, 2010, Ms. Levinson was granted 11,331 restricted stock units pursuant to our compensation program for non-employee directors described below. As of February 28, 2011, Ms. Levinson held outstanding options to purchase 150,000 shares of our common stock, and 11,331 outstanding restricted stock units.

(6)
On August 4, 2010, Mr. Lund was granted 22,662 restricted stock units pursuant to our compensation program for non-employee directors described below. As of February 28,

  2011, Mr. Lund held outstanding options to purchase 187,500 shares of our common stock, and 22,662 outstanding restricted stock units.

(7)
On August 4, 2010, Mr. Pickus was granted 11,331 restricted stock units pursuant to our compensation program for non-employee directors described below. As of February 28, 2011, Mr. Pickus held outstanding options to purchase 120,000 shares of our common stock, and 11,331 outstanding restricted stock units.

(8)
On August 4, 2010, Mr. Robel was granted 11,331 restricted stock units pursuant to our compensation program for non-employee directors described below. As of February 28, 2011, Mr. Robel held outstanding options to purchase 120,000 shares of our common stock, and 11,331 outstanding restricted stock units.

        Pursuant to our compensation program for non-employee directors, our non-employee directors receive the following compensation:

  •
  Each non-employee director receives an annual cash retainer of $25,000. In addition, (i) the chair of the Audit Committee of our Board of Directors receives an annual cash retainer of $20,000, and the other members of the Audit Committee receive an annual cash retainer of $10,000, (ii) the chair of the Compensation Committee receives an annual cash retainer of $10,000, and the other members of the Compensation Committee receive an annual cash retainer of $5,000, and (iii) the chair of the Nominating/Corporate Governance Committee receives an annual cash retainer of $5,000, and the other members of the Nominating/Corporate Governance Committee receive an annual cash retainer of $2,500. All retainers are paid quarterly. The amount of cash compensation paid to non-employee directors (including committee chairs and members) is reviewed annually.

  •
  On the date of each annual meeting of our stockholders, each non-employee director (other than a non-employee director whose service with the Board of Directors commenced subsequent to the prior year's annual meeting of stockholders) receives an equity grant. The type of grant and the number of shares is determined by the Board of Directors in consultation with the Compensation Committee and an independent compensation expert. The number of shares granted to the non-executive chair of our Board of Directors is larger than the number of shares granted to other non-employee directors. For 2010, the grant was restricted stock units having a fair market value equal to $80,000 for each non-employee director, with an additional grant of restricted stock units having a fair market value of $80,000 for the non-executive chair of the Board of Directors. These restricted stock units will vest on the earlier of the one year anniversary of the date of grant or the date of the 2011 annual meeting of stockholders, but in any event will vest in full if DemandTec is subject to a change in control. For 2011, the grant will be restricted stock units having a fair market value equal to $80,000 for each non-employee director, with an additional grant of restricted stock units having a fair market value of $80,000 for the non-executive chair of the Board of Directors. These restricted stock units will vest on the earlier of the one year anniversary of the date of grant or the date of the 2012 annual meeting of stockholders, but in any event will vest in full if DemandTec is subject to a change in control.

  •
  A new non-employee director will receive restricted stock units having a fair market value of $160,000 upon joining our Board of Directors. The units will vest in equal annual installments over a four-year period, but will vest in full if DemandTec is subject to a change in control.

        For the purpose of determining the number of units to be granted in connection with the above-described non-employee director restricted stock units, the fair market value of each unit will be deemed to be equal to the closing price of our Common Stock on the trading day immediately preceding the date of grant.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 29, 2012 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since DemandTec's fiscal year 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm's Fees

        The following table sets forth the aggregate fees we paid to Ernst & Young LLP, our independent registered public accounting firm, for professional services provided during our fiscal years ended February 28, 2010 and February 28, 2011:

	Fiscal 2011	Fiscal 2010
	(In thousands)
Audit fees(1)	$806	$849
Audit-related fees(2)	—	27
Tax fees(3)	153	170
All other fees	2	2

Total fees	$961	$1,048

(1)
Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements. The amount for fiscal 2011 includes fees for services rendered related to the financial statements of Applied Intelligence Solutions, LLC ("AIS") which we acquired in January 2011.

(2)
Audit-related fees relate to assurance and related services that are reasonably related to the audit or review of our financial statements. The amount for fiscal 2010 includes fees for services associated with the acquisition of Connect3 Systems, Inc.

(3)
Tax fees consist of fees for tax planning and tax compliance services.

 Pre-Approval Policies and Procedures

        The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee has determined that, subject to reasonable limits, the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

The Board Of Directors Recommends A Vote "FOR" The Ratification Of The Appointment of
Ernst & Young LLP As DemandTec's Independent Registered Public Accounting Firm For
Its Fiscal Year Ending February 29, 2012.

Audit Committee Report

        The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Messrs. Baker, Codd and Robel are each an audit committee financial expert as described in applicable rules and regulations of the SEC.

        The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in the Audit Committee Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

        The Company's management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

        The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2011 ("10-K").

        The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited consolidated financial statements in the 10-K and the audit results. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP their independence from the Company. Upon completing these activities, the Audit Committee concluded that Ernst & Young LLP is independent from the Company and its management.

        Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company's 10-K and filed with the Securities and Exchange Commission.

        Submitted by the Audit Committee of the Board of Directors:

Charles J. Robel
Ronald R. Baker
Ronald E.F. Codd

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, in this Proposal 3 we are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the section entitled "Compensation Discussion and Analysis," the compensation tables and the narrative disclosures that accompany the compensation tables. The advisory vote on executive compensation described in this Proposal 3 is referred to as a "say-on-pay vote." Stockholders may express their views on the design and effectiveness of our executive compensation program by voting "For" or "Against" approval, on an advisory basis, of the compensation of our named executive officers, or may abstain.

        The affirmative vote of the holders of a majority of the shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as a negative vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        The goal of our executive compensation program is to enable us to recruit and retain a group of executives who have the collective and individual abilities necessary to run our business to meet the challenges we face, and to focus those executives on achieving financial results that enhance the value of our stockholders' investment. Annual variable compensation and long-term equity incentives are significant components of our executive compensation program, and are designed to focus our executive team on those financial goals that we believe are most closely related to stockholder value. We believe that, by following the principles that inform our executive compensation program, we are able to reinforce the goal of maintaining a results-oriented culture that provides above-target rewards only when performance is also above-target. Please read the "Compensation Discussion and Analysis" and the compensation tables and narrative that follow for additional details about our executive compensation program, including information about the fiscal 2011 compensation of named executive officers.

        We request stockholder approval of the fiscal 2011 compensation of the named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the "Compensation Discussion and Analysis," the compensation tables and the narrative disclosures that accompany the compensation tables). This vote is not intended to address any specific element of compensation, but rather the overall compensation of the named executive officers.

        Accordingly, we ask you that you vote "FOR" the following resolution:

          "RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

What Your Vote Means

        Stockholders may vote "For," "Against" or "Abstain." Abstentions will have the same effect as an "Against" vote. Although this vote is advisory and non-binding on the Board of Directors or the Company in any way, our Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering compensation of our named executive officers in the future.

        Stockholders who have concerns about executive compensation during the interval between advisory votes on executive compensation are welcome to bring their specific concerns to the attention of our Board of Directors. Please refer to "Corporate Governance—Stockholder Communications With the Board of Directors" in this Proxy Statement for information about communicating with the Board of Directors.

The Board Of Directors Recommends A Vote "FOR" Advisory
Approval of The Compensation Of Our Named Executive Officers.

 PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In Proposal 3, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, or a "say-on-pay" vote. In accordance with Section 14A of the Exchange Act, in this Proposal 4 we are asking our stockholders to cast an advisory vote regarding the frequency of future stockholder advisory votes on executive compensation. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

        The frequency that receives the highest number of votes from shares present in person, or represented by proxy, at the Annual Meeting will be the frequency approved by stockholders, on an advisory basis. Abstentions will not have any effect on determining the frequency approved by stockholders. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        After careful consideration of this Proposal, our Board of Directors has determined that an annual advisory vote on executive compensation is in the best interests of the Company and our stockholders. Therefore our Board of Directors recommends that the advisory vote on executive compensation be held every "1 Year."

        In formulating its recommendation, the Board of Directors was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. An annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and permits our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this agenda item every year. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of stockholders.

What Your Vote Means

        Stockholders may cast their votes by choosing the option of "1 Year," "2 Years," "3 Years," or "Abstain" in response to the frequency of future stockholder advisory votes on executive compensation. The option that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers will be deemed the choice of the stockholders. Therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Our Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. However, because this vote is advisory and non-binding on the Board of Directors or the Company in any way, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option chosen by the stockholders.

        Stockholders who have concerns about executive compensation during the interval between advisory votes on executive compensation are welcome to bring their specific concerns to the attention of our Board of Directors. Please refer to "Corporate Governance—Stockholder Communications With the Board of Directors" in this Proxy Statement for information about communicating with the Board of Directors.

The Board Of Directors Recommends A Vote For The Option Of "1 YEAR" As
The Frequency With Which Stockholders Are Provided An
Advisory Vote On Executive Compensation

 EXECUTIVE OFFICERS

        The names of the executive officers of DemandTec who are not also directors of DemandTec and certain information about each of them as of June 13, 2011 are set forth below:

        Mark A. Culhane, age 51, has served as our Executive Vice President and Chief Financial Officer since August 2001. From September 1998 to August 2001, Mr. Culhane served as Chief Financial Officer of iManage, Inc., a provider of e-business content and collaboration software. From July 1992 to December 1997, Mr. Culhane served as Chief Financial Officer for SciClone Pharmaceuticals, Inc., an international biopharmaceutical company. From July 1982 to July 1992, Mr. Culhane served as an accountant and senior manager at PricewaterhouseCoopers LLP, where he managed numerous client accounts across a variety of high technology industries. Mr. Culhane currently serves as a member of the board of directors of Callidus Software, Inc. Mr. Culhane holds a B.S. in Business Administration from the University of South Dakota.

        William R. Phelps, age 49, has served as our Executive Vice President and Chief Operating Officer since March 2009, and served as the Company's Executive Vice President and Chief Customer Officer from January 2008 until March 2009, and its Senior Vice President of Professional Services from June 2007 until January 2008. From September 2003 to June 2007, Mr. Phelps served as Vice President, Professional Services of Ketera Technologies, Inc., a provider of on-demand spend management solutions. From November 2002 to May 2003, Mr. Phelps served as Senior Vice President of Professional Services of Selectica, Inc., a provider of configuration and contract management solutions. From February 2002 to August 2002, Mr. Phelps served as Senior Vice President of Professional Services for Silicon Energy Corp., a provider of energy technology software. Mr. Phelps also served as Vice President, Professional Services of Kana Software, Inc., and held various positions with Booz Allen Hamilton Inc. and in the consulting group at Arthur Andersen. Mr. Phelps holds a B.S. in Industrial Engineering from Stanford University.

        Michael A. Bromme, age 45, has served as our Senior Vice President, Retail since December 2010, and served as the Company's Senior Vice President of Worldwide Sales from December 2009 to December 2010, its Senior Vice President of Worldwide Retail Sales from September 2008 until December 2009, its Vice President, Retail Sales—Americas from March 2005 until September 2008 and its Vice President of North American Sales from September 2004 until March 2005. From January 2004 until August 2004, Mr. Bromme served as Vice President of Sales, Americas for IDeaS, a provider of revenue optimization solutions to the hospitality industry. From January 2003 until January 2004, Mr. Bromme served as Vice President of Sales for Spotlight Solutions, a provider of price optimization solutions to the retail industry. From January 2001 until January 2003, Mr. Bromme served as Vice President of Sales, North America for Retek Inc., a provider of software solutions to the retail industry. Mr. Bromme also held various positions at MicroStrategy, Inc. and Tandem Computers. Mr. Bromme holds a B.S. in Business Administration from Union College.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of June 13, 2011 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 13, 2011 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 32,546,076 shares of common stock outstanding on June 13, 2011 plus shares of common stock otherwise deemed outstanding under applicable SEC rules. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

        Unless otherwise indicated, the principal address of each of the stockholders below is c/o DemandTec, Inc., One Franklin Parkway, Building 910, San Mateo, California, 94403.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
FMR, LLC(1)	3,945,382	12.1%
82 Devonshire Street
Boston, Massachusetts 02109
Cargill, Incorporated(2)	2,329,269	7.2
15407 McGinty Road West
Wayzata, Minnesota 55391
Brown Advisory Holdings, Incorporated(3)	1,629,055	5.0
901 South Bond Street, Suite 400
Baltimore, Maryland 21231
Directors and Named Executive Officers
Daniel R. Fishback(4)	1,305,525	3.9
Mark A. Culhane(5)	608,885	1.8
William R. Phelps(6)	441,458	1.3
Michael A. Bromme(7)	177,567	*
Ronald R. Baker(8)	64,872	*
Ronald E.F. Codd(9)	131,331	*
Linda Fayne Levinson(10)	161,331	*
Victor L. Lund(11)	210,162	*
Joshua W.R. Pickus(12)	131,331	*
Charles J. Robel(13)	131,331	*
All current directors and executive officers as a group (10 persons)(14)	3,363,793	9.5

*
Less than 1% of the outstanding shares of common stock.

(1)
Based solely on an Amendment to Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC, on behalf of itself, Fidelity Management & Research Company and Pyramis Global Advisors Trust Company. According to the Schedule 13G, Fidelity Management & Research Company is the beneficial owner of 2,169,033 shares of common stock and Pyramis Global Advisors Trust Company is the beneficial owner of 1,679,709 shares of common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company and Pyramis Global Advisors Trust Company each has sole power to dispose of the 96,640 shares owned by Fidelity Management & Research Company and the 1,679,709 shares owned by Pyramis Global Advisors Trust Company.

(2)
Based solely on an Amendment to Schedule 13G filed with the SEC on February 14, 2011 by Cargill, Inc.

(3)
Based solely on the Schedule 13G filed with the SEC on May 12, 2011 by Brown Advisory Holdings Incorporated ("BAHI"), on behalf of itself, Brown Investment Advisory & Trust Company ("BIATC"), Brown Investment Advisory Incorporated ("BIA") and Alex. Brown Investment Management, LLC ("ABIM"). According to the Schedule 13G, BAHI is the beneficial owner of 1,629,055 shares of common stock, BIATC is the beneficial owner of 97,796 shares of common stock, BIA is the beneficial owner of 1,528,846 shares of common stock and ABIM is the beneficial owner of 2,413 shares of common stock.

(4)
Represents 18 shares held by the Annie Fishback Separate Share Irrevocable Trust, 18 shares held by the Megan Fishback Separate Share Irrevocable Trust, 172,989 shares held by Daniel R. Fishback Trustee and Lady Bess Fishback Trustee U/A Dated March 5, 2001, 62,500 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011, and 1,070,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(5)
Represents 144,185 shares held by the Culhane Family Revocable Trust dtd 12/16/99, 9,000 shares held by the Maxwell A.R. Culhane 1999 Irrevocable Trust, 9,000 shares held by the Michael D. Culhane 1999 Irrevocable Trust, 9,000 shares held by the Monica G. Culhane 1999 Irrevocable Trust, 15,200 shares held by USB Piper Jaffray as custodian FBO Mark Culhane IRA, 40,000 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011, and 382,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(6)
Represents 30,000 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 411,458 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(7)
Represents 25,000 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 152,567 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(8)
Represents 11,331 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 53,541 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(9)
Represents 11,331 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 120,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(10)
Represents 11,331 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 150,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(11)
Represents 22,662 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 187,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(12)
Represents 11,331 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 120,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(13)
Represents 11,331 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 120,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

(14)
Includes 236,817 shares of common stock subject to restricted stock units that vest within 60 days of June 13, 2011 and 2,767,566 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 13, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2011 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2011, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

        The Compensation Committee of our Board of Directors is comprised of three non-employee members of the Board of Directors. The Compensation Committee's basic responsibility is to review the performance of DemandTec's management in achieving corporate goals and objectives and to ensure that DemandTec management is compensated effectively and in a manner consistent with DemandTec's strategy and competitive practices. Toward that end, the Compensation Committee oversees and reviews all of DemandTec's compensation, equity and employee benefit plans and programs applicable to executive officers.

Introduction

        We operate in the intensely competitive technology industry, addressing the needs of retailers and consumer products companies operating on a global scale. Our business, like the businesses of our customers, is characterized by evolving technology, rapidly changing industry trends and customer needs, and aggressive competitors. In this environment, our success depends on assembling and maintaining a leadership team with the integrity, skills and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments. We use our executive compensation program as one of many management tools to help us achieve these objectives. Our program has been designed to enable us to recruit and retain a group of executives who have the collective and individual abilities necessary to run our business to meet these challenges, and to focus those executives on achieving financial results that enhance the value of our stockholders' investment.

        Our officers discussed in this "Compensation Discussion and Analysis" section are the company's four executive officers: Mr. Fishback, our President and Chief Executive Officer, Mr. Culhane, our

Executive Vice President and Chief Financial Officer, Mr. Phelps, our Executive Vice President and Chief Operating Officer, and Mr. Bromme, our Senior Vice President, Retail, who together are referred to below as the "named executive officers."

Fiscal Year 2011 Overview

        During fiscal year 2011 we invested in our business (including completing an asset acquisition which has enabled us to broaden our offering and target market), were able to meet or exceed our internal financial metrics in our fiscal year 2011 financial plan approved by our Board of Directors, and entered into the largest customer transaction in our history. In addition, for fiscal year 2011 our one year total shareholder return percentage was 119%.

        In light of the economic environment entering fiscal year 2011, we elected not to increase the base salaries of any of our named executive officers from the prior year. In addition, we also decided to replace all (or, in the case of Mr. Bromme, a portion) of our named executive officers' target annual variable cash compensation with performance-based stock units tied to company financial metrics (fiscal year 2011 bookings and non-GAAP operating margin) that would only vest upon both the achievement of company financial goals and the executive's completion of a time-based service requirement subsequent to the end of the fiscal year. We believe doing this served to further increase the alignment of the interests of our named executive officers with those of our stockholders. Our financial results in relation to these performance goals resulted in 121% of target payout (113% in the case of Mr. Bromme's variable cash award, which was, as described below, structured somewhat differently) for those awards. In fiscal year 2011 we also made grants of time-based restricted stock units to our named executive officers that vest over a period of approximately 27 months. These grants were consistent with our historical practice of alternating on an annual basis between grants of performance-based restricted stock units and grants of time-based restricted stock units for our named executive officers. Finally, in fiscal year 2011 we made stock option grants to Mr. Bromme in connection with his promotion to Senior Vice President of Worldwide Sales in December 2009 and to Mr. Phelps to provide an enhanced retention incentive reflective of his value to the company. Mr. Bromme's title was subsequently changed to Senior Vice President, Retail in December 2010.

        We believe our actions with respect to executive compensation in fiscal year 2011 complement our strong executive compensation and corporate governance practices, of which the following are examples:

  •
  We have adopted a majority voting standard for the election of directors in uncontested elections (and require that any incumbent director submit a letter of resignation contingent upon failing to receive a majority vote, which resignation may be accepted or rejected by the Board, as a precondition to being nominated for reelection);

  •
  We have adopted stock ownership guidelines for our executive officers and directors;

  •
  The leadership structure of our Board consists of a non-executive Chairman and strong committee chairs;

  •
  Our Board is composed solely of independent directors (other than our CEO), and the members of each of our Board committees are independent;

  •
  The Compensation Committee's independent compensation consultant, Frederic W. Cook & Co., is retained directly by the Committee and performs no other consulting or other services for us;

  •
  Our named executive officers do not receive any perquisites or other substantive benefits other than those offered generally to all of our employees;

  •
  All equity grants to our named executive officers contain only "double-trigger" change in control acceleration clauses (i.e., they require a termination of employment following the change in control in order to be triggered); and

  •
  We do not provide our named executive officers with any gross-up or other reimbursement for taxes.

Compensation Philosophy

        Our goal is to attract, motivate and retain key leadership. We believe that, to be successful, we need to be competitive not only in our software offerings, but also in the quality of our executives. This, in turn, requires that we pay our executives competitively. We have set our total executive compensation at levels that, we believe, have enabled us to hire and retain individuals in a competitive environment and to reward both individual performance and contribution to our overall business goals. The hallmark of our compensation philosophy is performance-based compensation. The Compensation Committee has engaged an independent compensation consultant, Frederic W. Cook & Co., to assist it in establishing a comprehensive set of programs and guidelines for our executive compensation.

        Our executive compensation program is guided by the following four principles:

        1.    We strive to pay at competitive market levels.    When setting targeted total compensation for our executive officers, we seek to ensure that both the cash and equity components of their packages are competitive with the market in which we compete for talent. This supports our objective of attracting and retaining high-quality executives and ensures that the overall economic cost of compensation is reasonable and, therefore, sustainable in relation to our peers. We have set the base salary and variable compensation components of pay at competitive levels, using survey and proxy statement data and market data acquired during recruiting. We generally gather information on median and 75th percentile competitive compensation levels and benchmark our executive pay taking this data into account in a way that reflects the contributions of the individual executive and the Compensation Committee's evaluation of the relevant competitive situation as to the particular executive.

        2.    We design our annual and long-term incentive compensation to align the interests of our executives with those of our stockholders.    We use our base salary to ensure that our executives have a stable source of income, and use our annual variable compensation plans and long-term equity incentives to focus our executive team on those financial goals that we believe are most closely related to stockholder value. The equity awards that we grant to our named executive officers and other key employees generally consist primarily of stock units, and those grants have historically alternated on an annual basis between performance-based stock units and time-based restricted stock units. We have alternated these two types of equity to achieve the dual goals of performance focus and retention. Commencing in fiscal year 2011, we elected to replace all (or, in the case of Mr. Bromme, a portion) of our named executive officers' annual variable cash compensation with performance-based stock units having performance metrics identical to our cash bonus performance metrics.

        3.    We reward superior performance.    In addition to base salary, we also have historically paid an annual cash bonus based on the achievement of specific financial and operational goals. Starting in fiscal year 2008, we made the bonus opportunity a larger part of target cash compensation for our executive officers. In addition, we regularly grant our named executive officers long-term performance share units that will vest only if certain financial targets are achieved and an additional service requirement is satisfied. For fiscal year 2011, as previously indicated and as further described below, we replaced all or a portion of the cash bonus opportunity for each of our named executive officers with performance share units that vest based on performance metrics identical to our cash bonus performance metrics in prior years.

        4.    We want to retain our best executives.    To encourage high-performing executives to stay with us, key program elements are structured to enable them to share in our long-term growth and success. However, our executives must stay with us to vest in their long-term incentive awards. The size of their awards is structured so that they build net worth as we build stockholder value.

        We believe that, by implementing these measures, we are able to reinforce our goal of maintaining a results-oriented culture that provides above-target rewards only when performance is also above-target. Thus, we believe that the interests of our executives are directly aligned with those of our stockholders, as the financial success of both is contingent upon performance.

        The Compensation Committee evaluates these four principles regularly to ensure that they are consistent with our goals and needs. We believe that the executive compensation program is an important tool for our chief executive officer in managing DemandTec. Accordingly, in the course of structuring the executive compensation program, the committee works closely with Mr. Fishback and our Board of Directors to ensure that all constituencies agree upon how compensation programs need to be integrated with our other business goals. The committee, with the assistance of Mr. Fishback and the committee's independent compensation consultant, works to structure an appropriate program. The committee reviews peer group data and takes into account advice from its compensation consultant regarding compensation levels for all executive officers, and takes into account recommendations from Mr. Fishback regarding compensation levels for executive officers other than himself. For Mr. Fishback's own compensation, the committee works directly with the consultant and our Board of Directors to establish the appropriate level of pay, based on a performance evaluation by the committee that has been discussed with the full Board of Directors. Neither Mr. Fishback nor other members of management make any recommendation on Mr. Fishback's compensation. The committee, after discussions with Mr. Fishback, evaluates the performance of our other executive officers and establishes the performance metrics upon which the executive officers are compensated.

Overall Compensation Levels

        Each year, we review the base salaries and annual and long-term incentive opportunities (including equity-based incentive opportunities) offered to our executive officers against market practices in order to assess its competitiveness, and to ensure that each component of executive compensation supports our executive recruitment and retention objectives, and is internally equitable among executives. In general, we gather information on median and 75th percentile competitive compensation levels and benchmark our executive pay taking this data into account in a way that reflects the contributions of the individual executive and the Compensation Committee's evaluation of the relevant competitive situation as to the particular executive. Actual compensation levels earned will depend largely on actual operating performance and stockholder returns.

        As part of this process, the Compensation Committee considers market data and input provided by its compensation consultant. The market data is derived from analysis of both peer companies' publicly filed proxy statements and technology industry compensation surveys. We use the data to match our specific executive positions to similar positions at comparable companies, which are discussed below. We also take into consideration market trends to determine how base salary, annual cash incentives and long-term incentive compensation are changing from year to year and how each component relates to the others as a percentage of total compensation. We generally start by setting base salaries at or near the relevant market median and build on that, factoring in subjective factors such as performance and the experience and skills of each executive officer. In other words, we use the market data only to provide context, and the cash compensation decisions also take into account individual experience and internal fairness. We set annual cash incentive target awards as a percentage of base salary. We also evaluate long-term incentive grants in light of market data and individual performance and expertise, as well as each individual's carried-interest equity ownership. Through this process, we believe that we have structured the compensation package for our executive officers to achieve internal and external fairness.

Peer Group and Benchmarking

        For fiscal year 2011, we benchmarked the various elements of our executive compensation program in order to gauge where we stood versus the market and our competitors. We used several methods to benchmark our executive compensation practices against other companies. First, we used publicly available proxy data, along with data from the Radford Technology Survey, to match the roles of our executive officers to roles in the proxy data and survey. The Radford Technology Survey reports on public and private technology companies, and we focused on those companies with sales between $50 million and $200 million. There were 114 companies in this range, and we selected this range because DemandTec's annual revenues fell within this band and we believed it to be the most relevant range for DemandTec's comparison purposes. We then compared the actual base salary, annual cash incentives and long-term incentive compensation for our executive officers to those disclosed in the proxy data and the survey. In addition, we conducted an overall analysis of each element of compensation for our executive officers, which was reviewed for accuracy and appropriateness by the Compensation Committee's consultant. The consultant also conducted an analysis of the executive officers' existing vested and unvested equity awards to assist us with establishing a budget for overall long-term incentive awards and assisted the Compensation Committee with setting compensation for the executive officers.

        We selected our public peer companies for competitive pay comparisons because they are major labor and/or capital market competitors, are roughly similar to us in revenue and potential market capitalization, and have similar growth or market performance potential. All of our peers are in the Global Industry Classification System Software industry group and the closely related Internet Software and Services industry group. Many institutional investors use this classification system to find peers for assessing the reasonableness of a company's compensation program. For fiscal year 2011, our peer group, selected by the committee with the assistance of Frederic W. Cook & Co., consisted of the following companies:

• Actuate	• LogMeIn
• Bottomline Technologies	• NetScout Systems
• Callidus Software	• OPNET Technologies
• Constant Contact	• Radiant Systems
• Double-Take Software	• RightNow Technologies
• EPIQ Systems	• Renaissance Learning
• FalconStor Software	• Ultimate Software Group
• Interactive Intelligence	• Vocus
• LivePerson

        The bulk of this peer group is the same as our peer group for fiscal year 2010, with the exceptions that (i) eSpeed, SourceForge and SumTotal systems, which had been included in the fiscal year 2010 peer group, were excluded for fiscal year 2011, as they had each been involved in corporate transactions that resulted in them ceasing to be appropriate peer company candidates, and (ii) Double-Take Software, LivePerson and LogMeIn were each added to the peer group.

Elements of Executive Compensation

        We used the following principal elements in our executive compensation program in fiscal year 2011:

  •
  cash compensation, consisting of base salary and, in the case of Mr. Bromme, annual cash bonus; and

  •
  equity awards, consisting of performance stock units, or PSUs, time-based restricted stock units, or RSUs, and stock options.

        Base Salary.    The base salaries paid to the named executive officers during fiscal year 2011 are reported in the "Fiscal 2011 Summary Compensation Table" below. We did not change the base salaries for our named executive officers for fiscal year 2011 as compared to fiscal year 2010, other than an increase in Mr. Bromme's base salary in connection with his promotion to Senior Vice President of Worldwide Sales in December 2009, and we have further determined that no changes in the base salary amounts of our named executive officers are required for fiscal year 2012. Therefore, their fiscal year 2012 base salaries are as follows:

Daniel Fishback	$450,000
Mark Culhane	$350,000
William Phelps	$300,000
Michael Bromme	$250,000

        Annual Variable Compensation.    We believe it is important to provide annual incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. We intend to set performance goals having a relatively constant level of difficulty from year to year and have established the performance objectives in the past five fiscal years with that goal in mind. During those five years, we have achieved between 63% and 121% of the performance objectives set by the Compensation Committee. For fiscal year 2011, we replaced all of what would have been the fiscal year 2011 target cash bonus for Messrs. Fishback, Culhane and Phelps, and 25% of what would have been the fiscal year 2011 target cash bonus for Mr. Bromme, with grants of performance stock units (the "2011 Executive PSUs"). PSUs are stock units that vest both on the basis of performance and then on the basis of length of service. We did this in order to more closely tie our named executive officers' potential earnings with the performance of our stock and in order to make additional cash available to hire employees for specified development initiatives that we determined were particularly important to DemandTec's success. The 2011 Executive PSU grant for each executive was sized at an amount based on the cash award he would have earned for target achievement of the fiscal year 2011 bonus objectives, assuming no increase from each executive's fiscal year 2010 target bonus (Mr. Bromme's grant was based on 25% of his target cash award and he continued to be eligible to receive a fiscal year 2011 target cash bonus equal to $187,500, which represented 75% of his fiscal year 2010 target bonus). The performance vesting criteria for the 2011 Executive PSUs were based on the same performance metrics for which the executives' fiscal year 2011 target bonuses would have otherwise been based. The 2011 Executive PSUs contained additional time-based service requirements for vesting, as described below.

        For the 2011 Executive PSUs and for Mr. Bromme's fiscal year 2011 target cash bonus, we established a series of company performance objectives for our executive officers based on bookings (50% weighting for the 2011 Executive PSUs and 75% for Mr. Bromme's target cash bonus) and non-GAAP operating margin (50% weighting for the 2011 Executive PSUs and 25% for Mr. Bromme's target cash bonus) to be evaluated in determining the actual payouts. These metrics are the same metrics that we used in establishing fiscal year 2010 and fiscal year 2009 variable cash compensation. We selected these metrics and their weightings because we believe they are directly aligned with the interests of our stockholders and because they reflect the factors considered in the day-to-day management of our business. The 2011 Executive PSU payout formula for each of the named executive officers provided for payout of 50% of the target shares upon 80% achievement of the company performance goal (with respect to the bookings target) and upon achievement of a fixed dollar amount target (with respect to non-GAAP operating margin), in each case increasing to 100% payout of the target shares upon achievement of on-target performance goals. The 2011 Executive PSU payout formula also provided for payout increasing to up to a maximum of 150% of the target share payout based on defined bookings and non-GAAP operating margin overachievement goals.

        The payout formula for Mr. Bromme's fiscal year 2011 target cash bonus was identical to the 2011 Executive PSU payout formula, with the exception that, reflecting his responsibilities as our senior sales executive during fiscal year 2011, Mr. Bromme's potential cash bonus associated with overachievement of the bookings performance goal increased at a higher rate than the payout formula for the 2011 Executive PSUs, was more heavily weighted towards bookings performance than towards operating margin performance, and was uncapped.

        We define "bookings" to mean the aggregate annual contract value of contracts signed during the applicable period. Annual contract value includes the annual value of a contract related to software, services and other related fees. We define "non-GAAP operating margin" as our operating margin less certain noncash charges that our Compensation Committee does not deem to be an indicator of management's contribution to our performance. Examples of these types of non-cash charges include stock-based compensation expense and amortization of certain acquired intangible assets. The Compensation Committee retains full discretionary authority to pay discretionary bonuses in addition to the amounts produced by the formula or to reduce the bonus amounts produced by the formula.

        Because we believe that our annual incentive compensation should motivate our executives to achieve company performance that benefits our stockholders, we generally set performance goals at a level that would require a high level of execution and achievement by our executives. These performance goals are designed to require improvement upon past levels of performance, and as such we consider them significantly challenging to achieve. However, because of the uncertainties associated with being a relatively small and growing technology company, we could not, and did not undertake to, make a specific determination as to the probability of meeting or exceeding these goals at the time they were set, but did elect to compensate executives at an increased rate for above-target performance.

        The threshold and target fiscal year 2011 cash bonus for Mr. Bromme are reported in the "Fiscal 2011 Grants of Plan-Based Awards" table below, in the columns under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards." The threshold, target and maximum 2011 Executive PSU payouts for all of our named executive officers are reported in the "Fiscal 2011 Grants of Plan-Based Awards" table below, in the columns under "Estimated Future Payouts Under Equity Incentive Plan Awards." Mr. Bromme's target cash bonus was 75% of his fiscal year 2011 base salary; as described above, none of our other named executive officers were eligible to receive a fiscal year 2011 cash bonus. For fiscal year 2011, our performance against the bookings and operating margin performance goals resulted in a calculated bonus payment of 113% of target cash bonus for Mr. Bromme and a calculated future share payout to our named executive officers of 121% under the 2011 Executive PSUs. The actual cash bonus earned by Mr. Bromme for fiscal year 2011 is reported in the "Fiscal 2011 Summary Compensation Table" below, in the column entitled "Non-Equity Incentive Plan Compensation."

        Long-Term Equity Incentives.    We provide a substantial portion of our executives' total compensation in the form of long-term equity compensation. Our long-term equity compensation varies directly with each executive's role and degree of responsibility. Since fiscal year 2008, we have used a combination of PSUs and time-based RSUs as the primary forms of long-term incentives for our current executive officers, which we have generally alternated on an annual basis. We selected PSUs as one of the forms of long-term incentives because we believe that they offer the best opportunity to align the interests of our executive officers with the interests of our stockholders. While PSUs can be effective wealth creation vehicles, they have two triggers for payout: first, we have to deliver on predetermined performance metrics before the shares are earned; and second, the executive has to remain employed beyond the performance period before the shares vest. We selected RSUs as an additional component of our long-term incentives for executives because (i) we believe RSUs are very effective as a retention tool and (ii) we believe that the time-based nature of RSUs provides an appropriately balanced counterpoint to the performance-based focus of PSUs. Because several of our named executive officers and other members of our senior management team have significant tenure with us and already are vested in a substantial portion of their prior stock option awards, it is important that our long-term program include a significant retention component.

        By alternating the use of PSUs and RSUs, we believe we have historically been able to influence both performance and retention and ensure balanced management decision making. In certain instances we have granted, and we expect that we may continue to grant, stock options to current and new members of our senior management team (including the named executive officers) as the Compensation Committee deems necessary, including for the purpose of making competitive employment offers or in connection with promotions.

        Stock Units.    Our 2007 Equity Incentive Plan provides for the grant of stock units (both PSUs and RSUs). Stock units are contractual rights that entitle the recipient to receive one share of our common stock per unit once the stock units have vested. In general, stock units may vest on the basis of length of service, the attainment of performance-based milestones, or a combination of both, as determined by the Compensation Committee. The 2007 Equity Incentive Plan provides that the Compensation Committee may establish performance milestones based on one or more of the criteria described in the plan.

        Time-Based Restricted Stock Units.    In April 2010, our Compensation Committee made grants of RSUs to our named executive officers and other key employees under our 2007 Equity Incentive Plan. These grants are described in the "Fiscal 2011 Grants of Plan-Based Awards" table below. RSUs are stock units that vest solely on the basis of length of service. Subject to each officer's continued service, the April 2010 RSUs will vest as to 50% of the units in July 2011 and as to the remaining 50% in July 2012.

        Performance Stock Units.    Although our historical practice of annually alternating between RSUs and PSUs would have led to there being no PSU grants for fiscal year 2011, as discussed above the Compensation Committee elected to replace all or a portion of our named executive officers' annual variable cash compensation with awards of PSUs. Accordingly, in May 2010, the Compensation Committee granted the 2011 Executive PSUs to each of our named executive officers. PSUs are stock units that vest both on the basis of performance and then on the basis of length of service. These grants are described in the "Fiscal 2011 Grants of Plan-Based Awards" table below. The 2011 Executive PSUs related to fiscal year 2011 performance goals.

        The performance-based vesting metrics that applied to the 2011 Executive PSUs are described above under "Annual Variable Compensation." These performance objectives were overachieved, resulting in the future payout of 121% of the on-target shares underlying those units, subject to the completion of subsequent service requirements after the end of fiscal year 2011. The Compensation Committee retains discretion to make appropriate adjustments in the performance goals to account for extraordinary occurrences, and the committee exercised such discretion by electing to exclude the effects of our late fiscal year 2011 acquisition of the assets of Applied Intelligence Solutions, LLC. In exercising such discretion, the committee took into account that (i) the Company's fiscal year 2011 operating plan had not contemplated the acquisition at the time it was approved and (ii) excluding the effects of the acquisition from the payout calculation was consistent with past practice. Accordingly, 60.5% of the on-target 2011 Executive PSUs vested in May 2011 and the remaining 60.5% will vest in

September 2011, subject to each officer's continued service. Upon vesting of the PSUs, they are converted into shares of our common stock and issued to the officer who received the award. In the event of an officer's death or total disability after the performance metrics have been achieved, the service-based vesting requirement will be waived, and the PSUs will be immediately paid out. If an officer's employment terminates due to resignation or involuntary termination, his or her PSUs will be forfeited.

        Stock Options.    During fiscal year 2011, we made stock option grants to Mr. Phelps and Mr. Bromme under our 2007 Equity Incentive Plan. These grants are described in the "Fiscal 2011 Grants of Plan-Based Awards" table below. The grant to Mr. Bromme was in connection with his promotion to Senior Vice President of Worldwide Sales in December 2009. The grant to Mr. Phelps was designed to provide an enhanced retention incentive in light of the fact that all of his then-current stock options had exercise prices significantly in excess of the trading price of our common stock at that time. The options vest through continuous service over four years, with 12.5% of the underlying shares vesting after six months of continuous service and the remainder vesting in equal monthly installments over the next 42 months. The vesting feature is intended to ensure that the named executive officer will realize meaningful value from his option only if he remains employed with us for an extended period time and the market price of our common stock appreciates over that time. The exercise price per share of our stock options is set equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant.

Equity Award Policy

        We have adopted an equity award policy pursuant to which equity grants may be made only by our Compensation Committee. The Compensation Committee generally grants equity awards on the first Tuesday of every month. The exercise price of stock options is set equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant.

Stock Ownership Guidelines

        In May 2011, we adopted stock ownership guidelines for our executive officers and directors. Under the guidelines, covered individuals are required to own shares of our common stock having a value equal to three times annual base salary in the case of our Chief Executive Officer and one times annual base salary in the case of our other executive officers. In addition, non-employee directors are required to own shares of our common stock having a value equal to three times the annual cash retainer for Board and committee service. Covered individuals have five years from the effective date of adoption of the guidelines or, if later, from commencement of service as an executive officer or director, to achieve compliance.

Financial Restatement

        Our Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement (a "clawback" policy). However, we intend to adopt a clawback policy with respect to our annual and long-term compensation programs once the Securities and Exchange Commission issues final implementing rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act. We elected to wait until the issuance of these final implementing rules in order to ensure that we can implement a fully compliant policy.

Tax Treatment

        Section 162(m) of the Internal Revenue Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to each of our Chief Executive Officer and three other most highly compensated named executive officers employed at the end of the year (other than our Chief Financial Officer). There is an exemption from the $1.0 million limitation for performance-based compensation that meets certain requirements. While many of our equity awards to date have been designed to qualify for this exemption, our current cash incentive plan and equity awards granted after the date of our Annual Meeting are not designed to qualify for the exemption. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carryforwards. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that action is appropriate and in our best interests.

Change in Control and Termination Arrangements

        Our named executive officers other than Mr. Bromme have entered into agreements with us that provide them with additional benefits in the event that DemandTec is subject to a change in control or in the event that their employment is terminated without cause. See "Employment Agreements and Offer Letters" below. The change in control provisions are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of DemandTec. In addition, those provisions are intended to align executive and stockholder interests by enabling an executive officer to consider a corporate transaction that is in the best interests of the stockholders and other constituents of DemandTec without undue concern about whether the transaction may jeopardize the officer's own employment. The change in control and termination arrangements were each individually negotiated with each named executive officer at the time of the commencement of his employment with the Company (with the exception of those for Mr. Phelps), in each case while we were a privately-held company. Mr. Phelps' termination without cause provision was added, and his change in control provision was amended, in fiscal 2009, in order to equitably align his rights in the event of a change in control or a termination without cause with those of Mr. Fishback and Mr. Culhane. Commencing with fiscal 2009, new equity grants to our named executive officers contain only double-trigger change in control provisions, provided that in the event we are subject to a change in control, all equity grants will fully vest if the acquiring company does not, at its election, (i) assume the awards as-is or (ii) replace them with equivalent awards that vest based solely on the basis of a service requirement.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        Submitted by the Compensation Committee of the Board of Directors:

Linda Fayne Levinson
Ronald R. Baker
Victor L. Lund

Fiscal 2011 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, and two other current executive officers whose total compensation in fiscal year 2011 exceeded $100,000. We refer to these executive officers as our "named executive officers."

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Daniel R. Fishback	2011	$450,000	$—	$1,366,150	$—	$—	$3,287	(4)	$1,819,437
President and Chief	2010	450,000	75,170	1,366,200	—	284,850	4,149		2,180,369
Executive Officer	2009	450,000	—	2,281,400	—	450,000	4,059		3,185,459
Mark A. Culhane	2011	350,000	—	804,270	—	—	29,166	(4)	1,183,436
Executive Vice President	2010	350,000	39,245	531,300	—	148,755	4,149		1,073,449
and Chief Financial Officer	2009	350,000	—	518,500	—	235,000	4,059		1,107,559
William R. Phelps	2011	300,000	—	634,600	342,330	—	4,149	(4)	1,281,079
Executive Vice President	2010	300,000	33,400	531,300	—	126,600	4,149		995,449
and Chief Operating Officer	2009	300,000	—	155,550	770,243	200,000	4,059		1,429,852
Michael A. Bromme(5)	2011	250,000	—	391,125	545,700	212,344	21,997	(4)	1,421,166
Senior Vice President, Retail	2010	200,000	25,625	75,900	—	174,375	474		476,374

(1)
The amounts in this column represent discretionary bonuses awarded to our named executive officers.

(2)
The amounts in this column represent the aggregate grant date fair value of stock awards and option awards granted to the named executive officer in the applicable fiscal year, in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R). See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 21, 2011 for a discussion of all assumptions we made in determining the grant date fair value of our equity awards. In accordance with SEC rules, the grant date fair values of the 2011 Executive PSUs were determined assuming achievement of target levels of performance, which was the performance threshold we thought was probable. The grant date fair values of the 2011 Executive PSUs, assuming the highest potential level of performance achievement, were $892,350 for Mr. Fishback, $466,005 for Mr. Culhane, $396,600 for Mr. Phelps and $123,938 for Mr. Bromme. As described in "Compensation Discussion and Analysis" above, on May 3, 2011, our Compensation Committee certified that the performance targets applicable to the performance stock units were overachieved, resulting in the future payout of 121% of the on-target shares underlying those units, subject to completion of subsequent service requirements after the end of fiscal year 2011.

(3)
This amount represents incentive payments under our Management Cash Incentive Plan. As described in the section entitled "Annual Variable Compensation" under "Compensation Discussion and Analysis" above, Mr. Bromme was the only named executive officer eligible to participate in our Management Cash Incentive Plan in 2011.

(4)
The amounts in this column represent the value of life insurance premiums that we paid on behalf of the named executive officer and, with respect to Messrs. Fishback, Culhane and Phelps for each of fiscal year 2010 and fiscal year 2009, $3,675 in matching contributions that we made to each such named executive officer's 401(k) plan account. For fiscal year 2011, also includes $2,813, $3,675, and $3,675 in matching contributions that we made to the 401(k) plan accounts of Messrs. Fishback, Culhane and Phelps respectively; and $25,017 and $21,523 that we paid to Messrs. Culhane and Bromme, respectively, in connection with our election to cease paid time off accrual for our executive officers and associated payout of paid time off balances.

(5)
Mr. Bromme's employment with us started on September 1, 2004 and he became an executive officer on December 9, 2009.

 Fiscal 2011 Grants of Plan-Based Awards

        The following table sets forth information regarding each plan-based award granted to our named executive officers during fiscal 2011.

								All Other Stock Awards: Number of Shares of Stock or Units(3) (#)
									All Other Option Awards: Number of Securities Underlying Options(4) (#)		Grant Date Fair Value of Stock and Option Awards(5) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel R. Fishback	4/6/2010	—	—	—	—	—	—	125,000	—	—	771,250
	5/4/2010	—	—	—	22,500	90,000	135,000	—	—	—	594,900
Mark A. Culhane	4/6/2010	—	—	—	—	—	—	80,000	—	—	493,600
	5/4/2010	—	—	—	11,750	47,000	70,500	—	—	—	310,670
William R. Phelps	4/6/2010	—	—	—	—	—	—	60,000	—	—	370,200
	4/6/2010	—	—	—	—	—	—	—	100,000	6.17	342,330
	5/4/2010	—	—	—	10,000	40,000	60,000				264,400
Michael A. Bromme	N/A	23,438	187,500	—	—	—	—	—	—	—	—
	4/6/2010	—	—	—	—	—	—	50,000	—	—	308,500
	4/6/2010	—	—	—	—	—	—	—	225,000	6.17	770,243
	5/4/2010	—	—	—	3,125	12,500	18,750	—	—	—	82,625

(1)
The amounts in the "Threshold" and "Target" columns represent the minimum and target payments Mr. Bromme was eligible for under our Management Cash Incentive Plan for fiscal 2011 based on a bookings objective (75% weighting) and a non-GAAP operating margin objective (25% weighting), as further described in the section entitled "Annual Variable Compensation" under "Compensation Discussion and Analysis" above. No "maximum" applied to Mr. Bromme's fiscal 2011 cash bonus opportunity.

(2)
The amounts in these columns represent grants of performance stock units under our 2007 Equity Incentive Plan. For a description of the vesting conditions applicable to the units held by our named executive officers, please see the section entitled "Performance Stock Units" under "Compensation Discussion and Analysis" above. For a description of the vesting acceleration provisions applicable to the equity awards held by our named executive officers, please see the section entitled "Employment Agreements and Offer Letters" below.

(3)
The amounts in this column represent grants of stock units under our 2007 Equity Incentive Plan. 50% of the units will vest on July 15, 2011 and 50% of the units will vest on July 15, 2012, subject to the recipient's continued service. For a description of the vesting acceleration provisions applicable to the equity awards held by our named executive officers, please see the section entitled "Employment Agreements and Offer Letters" below.

(4)
The amounts in this column represent grants of options under our 2007 Equity Incentive Plan. The options vest as to 12.5% of the total shares when the optionee completes six months of continuous service following the grant date and in equal monthly installments over the next 42 months when the optionee completes each subsequent month of continuous service. For a description of the vesting acceleration provisions applicable to the equity awards held by our named executive officers, please see the section entitled "Employment Agreements and Offer Letters" below.

(5)
The amounts in this column represent the aggregate grant date fair value in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R). See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 21, 2011 for a discussion of all assumptions we made in determining the compensation expense and the grant date fair value of our equity awards. In accordance with SEC rules, the grant-date fair value of the 2011 Executive PSUs is based on the probable outcome of the attainment of the performance criteria applicable to those awards at the date of grant.

Outstanding Equity Awards at Fiscal 2011 Year-End

        The following table sets forth information regarding the number of unexercised options and the number of unvested stock awards held by each of our named executive officers as of February 28, 2011.

        The column entitled "Number of Shares or Units of Stock That Have Not Vested" includes time-based restricted stock units for which the applicable service requirement had not been completed as of February 28, 2011 and performance-based stock units for which the performance criteria were satisfied as of February 28, 2011, but which remained subject to a length-of-service requirement. The column entitled "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested" includes performance stock units for which the performance targets had not yet been attained as of February 28, 2011.

        The vesting schedule applicable to each outstanding option and stock award is described in the footnotes to the table below. For a description of the vesting acceleration provisions applicable to the equity awards held by our named executive officers, please see the section titled "Employment Agreements and Offer Letters" below.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
								Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
							Market or Payout Value of Shares or Units of Stock That Have Not Vested(3)
						Number of Shares or Units of Stock That Have Not Vested (#)(2)
		Number of Securities Underlying Unexercised Options(1)
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)	Option Exercise Price	Option Expiration Date
Daniel R. Fishback	3/15/2002	106,169	—	$1.00	5/20/2012	—	$—	—	$—
	3/1/2004	95,000	—	1.00	3/18/2014	—	—	—	—
	6/1/2004	110,000	—	1.30	7/22/2014	—	—	—	—
	9/1/2004	110,000	—	1.30	9/9/2014	—	—	—	—
	3/1/2005	205,000	—	1.30	2/10/2015	—	—	—	—
	12/2/2005	275,000	—	2.50	12/1/2015	—	—	—	—
	12/20/2006	325,000	—	3.80	12/19/2016	—	—	—	—
	—	—	—	—	—	163,250	2,123,883	—	—
	—	—	—	—	—	—	—	90,000	1,170,900
Mark A. Culhane	6/1/2004	7,500	—	1.30	7/22/2014	—	—	—	—
	9/1/2004	40,000	—	1.30	9/9/2014	—	—	—	—
	3/1/2005	85,000	—	1.30	2/10/2015	—	—	—	—
	12/2/2005	100,000	—	2.50	12/1/2015	—	—	—	—
	12/20/2006	150,000	—	3.80	12/19/2016	—	—	—	—
	—	—	—	—	—	94,875	1,234,324	—	—
	—	—	—	—	—	—	—	47,000	611,470
William R. Phelps	6/18/2007	229,166	20,834	11.00	6/19/2017	—	—	—	—
	3/4/2008	109,375	40,625	10.37	3/3/2015	—	—	—	—
	4/6/2010	20,833	79,167	6.17	4/5/2017	—	—	—	—
	—	—	—	—	—	74,875	974,124	—	—
	—	—	—	—	—	—	—	40,000	520,400
Michael A. Bromme	6/3/2008	33,333	16,667	8.80	6/2/2015	—	—	—	—
	10/1/2008	43,750	31,250	8.74	10/6/2015	—	—	—	—
	4/6/2010	46,875	178,125	6.17	4/5/2017	—	—	—	—
	—	—	—	—	—	52,125	678,146	—	—
	—	—	—	—	—	—	—	12,500	162,625

(1)
All options vest with respect to 12.5% of the total shares six months after the date set forth in the "Vesting Commencement Date" column and in equal monthly installments over the next 42 months, subject to the optionee's continuous service.

(2)
The amounts in this column include (i) time-based restricted stock units granted in April 2010 that vest solely on the basis of a length of service requirement, 50% of which will vest on July 15, 2011 and 50% of which will vest on July 15, 2012, and (ii) performance-based stock units granted in May 2009 for which the performance criteria were satisfied but which remained subject to a length of service requirement that was satisfied in April 2011.

(3)
The values shown in the table are based on the closing price of our common stock on the Nasdaq Global Market of $13.01 on February 28, 2011.

(4)
Represents performance stock units granted in May 2010 that vest on the basis of performance milestones and a subsequent length of service requirement. Please see the discussion of performance stock units under the section titled "Compensation Discussion and Analysis—Elements of Executive Compensation" for a description of the vesting conditions associated with the units. The numbers shown in the table assume the attainment of target levels of performance. In May 2011, our Compensation Committee certified that the performance targets applicable to the performance stock units were overachieved, resulting in the future payout of 121% of the on-target shares underlying those units, subject to the completion of subsequent service requirements after the end of fiscal year 2011.

Option Exercises and Stock Vested During Fiscal 2011

        The following table reflects option exercises and stock units that vested for each of our named executive officers during fiscal year 2011. The numbers reported in the column titled "Value Realized on Vesting" under the heading "Stock Awards" are based on the market price of our common stock at the time of vesting of those shares.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel R. Fishback	465,497	4,669,136	98,250	636,788
Mark A. Culhane	160,000	1,697,055	64,875	415,906
William R. Phelps	—	—	29,875	195,056
Michael A. Bromme	92,641	806,069	7,125	45,894

Employment Agreements and Offer Letters

        Daniel R. Fishback.    We entered into a letter agreement with Mr. Fishback in June 2001 and supplemented that agreement in December 2005. Mr. Fishback's salary and variable compensation target are determined each year by our Compensation Committee. If we terminate Mr. Fishback's employment without cause at any time or if he is subject to a constructive termination within 12 months after a change in control, he is entitled to a lump sum payment equal to six months of his base salary at the rate in effect at the time of termination. In addition, he is entitled to reimbursement of his premiums for medical and dental insurance coverage under COBRA or to continued coverage under our medical, dental, life and disability insurance programs, in either case for six months after the date of termination. If Mr. Fishback is subject to an actual termination without cause or constructive termination within 12 months after the change in control, all of his unvested shares underlying his outstanding stock options and all of his outstanding unvested stock units will vest.

        Mark A. Culhane.    We entered into a letter agreement with Mr. Culhane in July 2001 and supplemented that agreement in December 2005. Mr. Culhane's salary and variable compensation target are determined each year by our Compensation Committee. If we terminate Mr. Culhane's employment without cause at any time or if he is subject to a constructive termination within 12 months after a change in control, he is entitled to a lump sum payment equal to six months of his base salary at the rate in effect at the time of termination. In addition, he is entitled to reimbursement of his premiums for medical and dental insurance coverage under COBRA or to continued coverage under our medical, dental, life and disability insurance programs, in either case for six months after the date of termination. If Mr. Culhane is subject to an actual termination without cause or constructive termination within 12 months after the change in control, all of his outstanding unvested stock units will vest.

        William R. Phelps.    We entered into a letter agreement with Mr. Phelps in May 2007 and supplemented that agreement in December 2008. Mr. Phelps' salary and variable compensation target are determined each year by our Compensation Committee. If we terminate Mr. Phelps' employment without cause at any time or if he is subject to a constructive termination within 12 months after a change in control, he is entitled to a lump sum payment equal to six months of his base salary at the rate in effect at the time of termination. In addition, he is entitled to reimbursement of his premiums for medical and dental insurance coverage under COBRA or to continued coverage under our medical, dental, life and disability insurance programs, in either case for six months after the date of termination. If we are subject to a change in control and Mr. Phelps is subject to an actual or constructive termination within 12 months after the change in control, then he is entitled to (a) accelerated vesting of 50% of his remaining unvested options that were outstanding as of the end of fiscal year 2009 and (b) accelerated vesting of all of his remaining unvested stock options and stock units granted after the end of fiscal year 2009.

        Michael A. Bromme.    Mr. Bromme became an executive officer in December 2009 in connection with his promotion to Senior Vice President of Worldwide Sales. Since that time, Mr. Bromme's salary and variable compensation target are determined each year by our Compensation Committee. If we are subject to a change in control and Mr. Bromme is subject to an actual or constructive termination within 12 months after the change in control, then he is entitled to (a) accelerated vesting of 50% of his remaining unvested options granted in October 2008, (b) accelerated vesting of 50% of his remaining unvested performance stock units granted in May 2009 and (c) accelerated vesting of all of his remaining unvested equity awards granted subsequent to his becoming an executive officer in December 2009.

        The letter agreements described above do not impose material conditions on the receipt of benefits, other than the execution of a release of claims. For example, the agreements do not include non-competition covenants.

Potential Payments upon Termination or Change in Control

        The following table describes the potential payments and benefits upon termination of our named executive officers' employment before or after a change in control of DemandTec, as if each officer's employment terminated as of February 28, 2011. For purposes of valuing the severance payments in the table below, we used each officer's base salary rate in effect on February 28, 2011.

        The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change in control, if applicable, occurred and the officer's employment terminated on February 28, 2011. The closing price per share of our common stock on February 28, 2011, the last trading day prior to the end of the fiscal year, was $13.01. The value of the option vesting acceleration was calculated by multiplying the number of accelerated unvested shares subject to each option by the difference between the closing price per share of our common stock as of February 28, 2011, and the exercise price per share of the option. The value of the stock unit vesting acceleration was calculated by multiplying the number of accelerated unvested shares by the closing price per share of our common stock as of February 28, 2011.

Name	Benefit	Termination without Cause Prior to Change in Control	Termination without Cause After Change in Control	Constructive Termination After Change in Control
Daniel R. Fishback	Severance	$225,000	$225,000	$225,000
	Stock Unit Acceleration	—	3,880,233	3,880,233
	COBRA Premiums	10,450	10,450	10,450
	Total Value	235,450	4,115,683	4,115,683
Mark A. Culhane	Severance	175,000	175,000	175,000
	Stock Unit Acceleration	—	2,151,529	2,151,529
	COBRA Premiums	10,450	10,450	10,450
	Total Value	185,450	2,336,979	2,336,979
William R. Phelps	Severance	150,000	150,000	150,000
	Option Acceleration	—	616,065	616,065
	Stock Unit Acceleration	—	1,754,724	1,754,724
	COBRA Premiums	10,450	10,450	10,450
	Total Value	160,450	2,531,239	2,531,239
Michael A. Bromme	Severance	—	—	—
	Option Acceleration	—	1,285,094	1,285,094
	Stock Unit Acceleration	—	908,261	908,261
	Total Value	—	2,193,355	2,193,355

Securities Authorized For Issuance Under Equity Compensation Plans

        The following table sets forth information as of February 28, 2011 with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	8,731,381	(2)	$6.56	1,370,162	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	8,731,381		$6.56	1,370,162

(1)
The weighted average exercise price is calculated based solely on outstanding options.

(2)
Includes options and rights to acquire shares outstanding under our 1999 Equity Incentive Plan and 2007 Equity Incentive Plan.

(3)
Represents 312,391 shares available for issuance under our 2007 Equity Incentive Plan and 1,057,771 shares available for issuance under our 2007 Employee Stock Purchase Plan.

 TRANSACTIONS WITH RELATED PERSONS

        Other than the compensation arrangements with directors and executive officers, there have been no transactions since March 1, 2010 (and there are no currently proposed transactions) in which:

  •
  we have been or are to be a participant;

  •
  the amount involved exceeds $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

        Our Board of Directors adopted certain written policies and procedures with respect to related person transactions on May 22, 2007. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our Audit Committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related person transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. Our Compensation Committee is also required to approve any transaction that involves compensation to our directors and executive officers.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        A number of brokers with account holders who are DemandTec, Inc. stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to DemandTec, Inc., One Franklin Parkway, Building 910, San Mateo, CA 94403, Attn: Corporate Secretary, or call (650) 645-7100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael J. McAdam General Counsel and Corporate Secretary

June 24, 2011

DemandTec, Inc. One Franklin Parkway, Building 910 San Mateo, CA 94403 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 3, 2011. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR Items 1 through 4 and 1 YEAR for Item 5. By signing the proxy, you revoke all prior proxies and appoint Daniel R. Fishback and Mark A. Culhane, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. DemandTec, Inc. ANNUAL MEETING OF STOCKHOLDERS Wednesday, August 3, 2011 11:00 a.m. DemandTec’s Corporate Headquarters One Franklin Parkway, Building 910 San Mateo, CA 94403 112942

COMPANY # IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/24802R. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 through 4 and 1 YEAR for Item 5. Election of directors: FOR AGAINST ABSTAIN 1. Ronald R. Baker 2. Linda Fayne Levinson 3. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 29, 2012. For Against Abstain 4. Advisory vote on executive compensation For Against Abstain The Board of Directors recommends a vote for 1 YEAR: 5. Advisory vote on the frequency of holding future advisory votes on executive compensation 1 Year 2 Years 3 Years Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/dman Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 2, 2011. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 2, 2011. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945